Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

American Equity Investment Life Holding Company:

We consent to the use of our report dated March 16, 2009, with respect to the consolidated balance sheets of American Equity Investment Life Holding Company (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 16, 2009, contains an explanatory paragraph that states the Company has adopted Statement of Financial Accounting Standards No. 157, Fair Value Measurements, effective January 1, 2008, and in 2006 the Company adopted Securities and Exchange Commission Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements.

/s/ KPMG LLP

Des Moines, Iowa

April 6, 2009